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                                  Exhibit 99.1

                                  PRESS RELEASE
                   J2 Communications and Shareholders Close on
                 Preferred Stock and Warrant Purchase Agreement


Los Angeles, California. May 17, 2002.

        J2 Communications, owner of the National Lampoon trademark, announced today that it has closed on the preferred stock and warrant purchase agreement with National Lampoon Acquisition Group, LLC and certain purchasers named therein. The closing consummates the transactions contemplated by the non-binding letter of intent referred to in the Company's press release issued on January 30, 2002, as such terms were further negotiated by the parties following the execution of the letter of intent, in particular following the Company's de-listing from the Nasdaq SmallCap Market, which de-listing became effective as of the opening of business on March 25, 2002.

        The transactions settle the litigations among the Company, Mr. James P. Jimirro, the Company's Chairman, President and CEO, and certain of the Company's shareholders, including Messrs. Daniel S. Laikin, Paul Skjodt and Timothy Durham, and their affiliates (collectively referred to hereinafter as the "NLAG Group").

        Pursuant to the purchase agreement, the purchasers have purchased, for $3,524,400, 35,244 units, each unit consisting of a share of newly authorized convertible preferred stock of the Company and a five-year warrant to purchase
28.169 shares of the Company's common stock at a purchase price of $3.55 per share prior to the second anniversary of the date of the issuance of the warrant and $5.00 per share from and after such anniversary. In addition, National Lampoon Acquisition Group or its designees have the option to purchase up to 29,256 additional units, at an exercise price of $100 per unit, on or before the earlier of January 25, 2003 or the date 90 days after the Company's common stock is re-listed for trading on the Nasdaq SmallCap Market or listed on any other national exchange or quotation system.

        Pursuant to the purchase agreement the Company has called an annual meeting of its shareholders to be held on June 14, 2002.

        Pursuant to the purchase agreement Mr. Jimirro's current employment contract with the Company has been replaced with a new employment contract and Mr. Jimirro and the NLAG Group have entered into a voting agreement providing for the composition of a new Board of Directors. Pursuant to the voting agreement, the Board of Directors will initially consist of three nominees of Mr Jimirro three nominees of the purchasers and one of three nominees of Mr. Jimirro, three nominees of the purchasers, and one director mutually agreed upon by the parties. Mr. Jimirro remains as CEO,


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President and Chairman of the Board of Directors of the Company. Mr. Laikin has
joined the Company as its Chief Operating Officer. Directors John De Simio and Gary Cowan have resigned from the Board and Timothy Durham and Paul Skjodt have been elected to replace them. A seventh Director, Josh Finkenberg, has also been elected to the Board.

        The Company will file complete copies of the final purchase agreement ________________, _______________ and___________________ with its filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov.

                             ABOUT J2 COMMUNICATIONS

        J2 Communications (NASDAQ: JTWO) owns National Lampoon, one of the leading brands in comedy. National Lampoon is active in a broad array of entertainment activities, including feature films, television programming, interactive entertainment, home video, comedy audio CD's and book publishing.


        For more information contact:       James P. Jimirro
                                            310/474-5252

                           FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.